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                                  EXHIBIT 4.2
                          FORM OF EMPLOYMENT AGREEMENT


                              EMPLOYMENT AGREEMENT

This Employment Agreement dated and effective as of September 3, 1999 (the "Agreement"), is made between

DIGITAL PROJECTION LIMITED a corporation organized under the laws of England
(hereinafter referred to as the "Company")


                                                  OF THE FIRST PART

And

IMAX CORPORATION
a corporation organized
under the laws of Canada

(Imax Corporation, together with all its subsidiaries and affiliates are hereinafter referred to as "Imax")

                                                  OF THE SECOND PART

And

[O]
of the City of [O]in the
Country of [O]

(hereinafter referred to as the "Employee")

                                                  OF THE THIRD PART


         WHEREAS, the Company wishes to enter into this Agreement to engage the Employee to provide services to the Company, and the Employee wishes to be so engaged, pursuant to the terms and conditions hereinafter set forth;

         AND WHEREAS the Employee is engaged to provide services as [O]of the Company;

         NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:



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1.                EMPLOYMENT AND DUTIES

1.1 Employment. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to serve, as [O]of the Company, upon the terms and conditions herein contained. The Employee agrees to serve the Company faithfully and to the best of his ability under the direction of [O]. The Employee shall report to the [O] on all of his activities.

1.2 Exclusive Services. Except as may otherwise be approved in advance by the senior operating officer of Imax, the Employee shall devote his full working time throughout the Employment Term (as defined in Section 1.3) to the services required of him hereunder. The Employee shall render his services exclusively to the Company and its parent(s), subsidiaries and affiliates during the Employment Term, and shall use his best efforts to improve and advance the business and interests of Imax and the Company in a manner consistent with the duties of his position.

1.3 Term of Employment. The Employee's employment under this Agreement shall commence on the date hereof (the "Commencement Date") and shall continue for a period of two (2) years until September 3, 2001 and thereafter unless and until terminated by either party in accordance with the terms of this Agreement and in any event on the Employee reaching the normal retirement age for the purposes of the Company's pension scheme from time to time (hereinafter referred to as the "Employment Term.") The Employee's continuous service shall be treated as having begun on [O].

1.4 Place of Employment. During the Employment Term the Employee will principally work at the Company's offices in [O] and will undertake such normal and reasonable work-related travel as is reasonably requested or as is required by any relevant circumstances, including attending at the offices of Imax in Mississauga, Canada and elsewhere.

1.5 Reimbursement of Expenses. The Company shall reimburse the Employee for reasonable travel and other business expenses incurred by him in the fulfilment of his duties hereunder in accordance with Company practices consistently applied.

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2.       COMPENSATION

2.1 Base Salary. During his employment under this Agreement, the Employee shall be paid an annual base salary ("Base Salary") of no less than pound sterling [O] subject to annual review, the first such review to take place in January 2000 and subsequent reviews to be undertaken annually thereafter. Upon the annual review the Employee shall be entitled to an increase of at least the increase in the Retail Prices Index (or Consumer Prices Index as appropriate) over the previous year. The Employee shall be paid no less frequently than monthly in accordance with the Company's payroll practices.

2.2 Contingent Signing Bonus. At the Commencement Date, the Employee shall receive as a contingent signing bonus the total of US$ [O] (the "Contingent Signing Bonus"). This bonus is contingent, and shall vest, upon satisfactory completion of the development by Imax and the Company of the IMAX digital projector which shall be satisfactory for use in IMAX theatres (the "Contingency"); provided however, that if Imax shall, in its sole and absolute discretion, terminate the development of such digital projector, then the Contingent Signing Bonus shall vest upon the date in which such development is terminated. If the Employee resigns or his employment is terminated for Cause prior to the Contingency or prior to termination of the development of the digital projector, the Contingent Signing Bonus shall be returned to the Company by means of offset by the Company and/or Imax against the Bonus Shares and in the case of resignation of the Employee, where the Company exercises its rights under Section 4.3, the amount of the Bonus Shares which shall vest (and therefore be available for offset) shall be that which has vested as at the date of termination of employment and any additional Bonus Shares which would have vested but for the exercise by the Company of its rights under Section 4.3 (see
Section 2.5).

2.3 Bonus. In addition to the Base Salary, during the Employment Term the Employee shall be entitled to participate in a bonus plan with a target annual bonus (according to the terms of this bonus plan) of up to [O]% of his Base Salary (the Target Bonus). The Employee acknowledges that the said bonus plan may be changed from time to time (without prejudice to the % entitlement) by the Company without notice to or any requirement to obtain the consent of the Employee and without the Employee having any claim against the Company with respect to any changes thereto, including any claims of Constructive Dismissal. Following any changes to this said plan, the Employee will be given notice of the changes in the same manner as are other Employees of the Company of the Employee's stature in this same bonus plan. The Employee may also be eligible for share option benefits in accordance with the Imax Stock Option Plan (the "Option Plan").

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2.4  Additional Bonus. In addition to the Base Salary and Bonus, during the
Employment Term the Employee shall be entitled to participate in an additional bonus plan related to his work on the Company's digital projection systems for electronic cinema. In accordance with this additional bonus plan, the Employee shall receive a total of US$ [O] for each digital projector sold by the Company for electronic cinema application throughout the Employment Term and throughout any period which would have been a period of notice but for the Company exercising its right under Section 4.3.

2.5 Annual Bonus Shares. The Employee shall receive an annual bonus of [O] fully paid-up and non-assessable shares of common stock of Imax (the "Bonus Shares") at no cost to the Employee (with the exception of payment of any amount pursuant to Section 7.5 herein), on each of the first five anniversary dates of the Commencement Date throughout the Employee's term of employment with the Company. Each such grant of Bonus Shares shall vest and become exercisable on each respective anniversary date of the Commencement Date (the preceding constituting the "Vesting Schedule", and each such anniversary date constituting a "Grant Date"). The Vesting Schedule shall be subject to no other restrictions or qualifications1, unless the Employee's employment is terminated by the Company for Cause (as herein defined) or he resigns, in which case all Bonus Shares not vested, as at the relevant date of the termination of employment, shall be forfeited except for any Bonus Shares which would have vested during any period of notice that would otherwise have been worked had the Company not exercised its rights under Section 4.3. If the Employee's employment is terminated not for Cause, all Bonus Shares (not already vested) shall vest with immediate effect. The Company and Imax shall use best endeavors to assist the Employee, or his personal representative as appropriate, in his ability to realize the full value of such Bonus Shares, including, but not limited to, registering vested Bonus Shares with the relevant stock exchange as soon as practical. Notwithstanding anything contained in this Section 2.5 to the contrary, until the vesting of the Contingent Signing Bonus pursuant to the terms of Section 2.2 above, the Employee may not receive any Bonus Shares, as assessed on its Grant Date and by reference to the price of Imax shares as listed on the NASD stock exchange (and taking account of the exchange rate from US dollars to pounds sterling at 9:00 a.m. on that date) exceeds the value of the Contingency Signing Bonus.

2.6 Stock Options. Effective as soon as is practicable after the Commencement Date, the Employee shall be granted (subject to the rules of the Option Plan) non-qualified options (the "Options") to purchase [O] shares of common stock of Imax (the "Common Shares"), at an exercise price per Common Share equal to the Fair Market Value on the Commencement Date, as defined in the Option Plan. Twenty percent (20%) of the Options shall vest and become exercisable on each of the first five anniversary dates of the Commencement Date. All Options must be exercised within nine (9) years after the Commencement Date. (this final sentence is subject to approval of the Imax Board of Directors).

--------
1 except for those restrictions or qualifications contained in that certain Stock Acquisition Agreement dated August 4, 1999 between the Company, the Vendors (as defined therein) and Digital Projection International PLC.

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2.7   Acceleration. Upon the termination of employment by reason of death, permanent disability (i.e. physical or mental disability or infirmity of the Employee that prevents the normal performance of substantially all his duties under this Agreement as an Employee of the Company which disability or infirmity shall exist for a continuous period of 180 days) or termination by the Company without cause, all Bonus Shares (not already vested) shall vest immediate effect. For the purposes of this Section 2.7, a termination of the Employee's employment by the Company under Section 4.3 following the Employee's resignation shall not be a dismissal without cause.

3.   EMPLOYEE BENEFITS

3.1 General. The Employee shall, during the Employment Term, receive employment benefits including vacation time, medical benefits, disability and life insurance. Without limitation, however, the Employee shall be entitled to the following benefits:

     (i) [O] days' paid vacation, together with all statutory holidays declared in the country of England. The Employee may carry forward up to 13 unused vacation days from a relevant year into the following year provided such vacation day is taken within the first four (4) months of the following year;

     (ii) [O] weeks continuous sick leave in any twelve (12) month period, provided that the Employee shall supply the Company with medical certificates covering any period of sickness or incapacity exceeding five days. Payment of the Employee's salary pursuant to the sick leave plan shall be inclusive of any Statutory Sick Pay to which the Employee may be entitled. If the Employee's absence is occasioned by the actionable negligence of a third party in respect of which damages are recoverable, then all sums paid by the Company shall constitute loans to the Employee, who shall refund to the Company such sums, not exceeding the lesser of the sums advanced to him in respect of the period of incapacity and the amount of damages recovered by him under any compromise, settlement or judgement;

     (iii) a car allowance of up to pound sterling [O] with which to purchase for his use for business and private purposes a motor car. The frequency of car replacement shall be no less than three (3) years or 60,000 miles (whichever shall be earlier).The equivalent lease rate (pound sterling [O]) is based on a three (3) year term and 12,000 miles per annum and shall be adjusted to reflect the actual level of mileage driven by the Employee. The Employee may make an additional contribution to improve the quality of the car provided. The Employee may at his discretion take a cash allowance (pound sterling [O]) in lieu of allowance for car purchase or lease. Such allowance shall be paid annually. The Company shall tax, comprehensively insure and pay the costs of running, servicing and repairing the car. The Employee shall be permitted to use the car for private journeys. This allowance shall be the subject of annual review on comparable terms to the annual review of Base Salary pursuant to Section 2.1 herein.

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     (iv) life insurance coverage of not less than four times annual earnings;

     (v) a medical expenses insurance scheme in respect of the Employee, spouse and children under 21 and a permanent health insurance scheme for the Employee. If the company does not operate such schemes the Employee shall be entitled to the reimbursement of premiums paid to effect such insurance for himself;

     (vi) membership in the Company's non-contributory final salary pension scheme based on 1/50th of final basic salary for each year of service. If the Company's current scheme is discontinued then the Company or Imax will ensure an alternative scheme is established to provide equivalent benefit;

    (vii) use of a mobile phone, home telephone and fax machine, the costs of which will be borne by the Company;

4.   TERMINATION OF EMPLOYMENT

4.1 The Company may terminate the Employee's employment by giving to him not less than [O] months' prior notice in writing. The Employee may terminate his employment with the Company by giving to it not less than [O] months' prior written notice in writing. In any case where notice to terminate the employment is given in accordance with this clause 4.1, such notice shall not be given so as to expire before September 3, 2001. [Notwithstanding the foregoing, the Company may terminate the Employee's employment by giving him not less than [O] months' prior notice in writing given at any time while the Employee shall have been incapacitated by reason of ill health or accident from performing his duties under this Agreement for a period of or periods aggregating 365 days in the preceding 12 months.]

4.2 Notwithstanding the provisions of Sections 1.1 and 1.2 the Company may at any time following the giving of notice by either party to terminate this Agreement and for such period as it may specify not exceeding the length of notice given cease to provide work for the Employee, in which event during such period the other provisions of this Agreement including those relating to the Employee's compensation and benefits shall continue to have full force and effect (subject to anything else to the contrary in this Agreement or the rules of any relevant scheme or plan which makes up the Employee's compensation) but the Employee shall not be entitled to access to any premises of the Company or Imax nor shall contact any of their customers or suppliers.

4.3 The Company may, at its sole and absolute discretion, terminate the Employee's employment forthwith at any time by serving a notice under this
     Section 4.3 stating that this Agreement is being terminated in accordance with this Section 4.3 and undertaking to pay to the Employee, in four equal installments, the first such installment being paid within 14 days of the date of termination and the remaining installments at regular intervals over the period that would otherwise have been the notice period worked, Base Salary plus an additional payment of 30% of Base Salary (in respect of benefits and Target Bonus) in lieu of any required period of notice or unexpired part thereof (subject to tax and National Insurance) together with any accrued holiday entitlement


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     and any unreimbursed expenses as outlined in Section 1.5. For the avoidance of doubt, payments under this Section shall be subject to the provisions of
     Section 5.

4.4 The Employee agrees that at termination, the Company shall have the right to offset against compensation owed to the Employee, or deduct from it, any sums owed by the Employee to the Company.

4.5 The parties confirm that the notice and pay in lieu of notice provisions contained in this Section 4. are fair and reasonable and the parties agree that upon any termination of this Agreement in accordance with such terms, the Employee shall have no action, cause of action, claim or demand against the Company or Imax or any other person as a consequence of such termination other than to enforce the obligations under this Section 4 (provided that this clause shall not prejudice the Employee's statutory employment rights).

4.6 If, during the period referred to in Sections 4.1 or 4.2, or during any period when the Employee is entitled to receive instalment payments under
     Section 4.3, the Employee breaches his obligations under Section 1 of
     Schedule 1 of this Agreement, the Company may, upon written notice to the Employee, in the case of Sections 4.1 and 4.2, terminate the Employee's employment forthwith and cease, in the case of Sections 4.1, 4.2 or 4.3, to make any further payments (whether by instalments or otherwise) or provide any further benefits to him.

4.7 The Company shall be entitled to terminate the Employee's employment hereunder at any time (herein referred to as termination for "Cause") without any claim for compensation, damages or otherwise if:

     (i) the Employee is prevented from working legally in the United Kingdom other than for reasons not within the Employee's reasonable control;

     (ii) the Employee commits any act or omission which is capable of amounting to a repudiatory breach of this Agreement (for example, but without limitation, fraud or dishonesty);

     (iii) there is: (A) a continued failure, after warning, or (B) refusal by the Employee to perform the duties reasonably required of him as Chief Executive Officer and Managing Director;

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     (iv) there is any material violation by the Employee of any United Kingdom law or regulation, which violation, when assessed objectively, significantly injures the financial condition or business reputation of the Company or Imax, or the Employee is convicted of any criminal offence (other than an offence under the Road Traffic Acts for which a penalty of imprisonment cannot be imposed) which, when viewed objectively, could result in injury to the financial condition or business reputation of the Company or in circumstances where a custodial sentence of not less than 3 months is imposed; provided, however, that this section shall not apply to any instance wherein the Employee is charged or convicted with violation of a law or regulation which charge or conviction arises directly from the Employee's performance of his duties hereunder and/or from actions taken solely at the direction of the Company.

     (v) there is any other action by the Employee which he knew or ought reasonably to have known could have caused, when assessed objectively, significant injury to the financial condition or business reputation of the Company or Imax, or which he knew or reasonably should have known was likely to result in a violation by the Company or Imax of any United Kingdom, Canadian or United States federal, provincial, state or local law or regulation applicable to the business of the Company or Imax, which violation is injurious to the financial condition or business reputation of the Company or Imax.

     (vi) the Employee is disqualified from holding office as Director in the Company or Imax under the Insolvency Act 1986 or the Company Directors Disqualification Act 1986 (or equivalent legislation in any other relevant jurisdiction) or he is disqualified or disbarred from membership of, or subject to any serious disciplinary sanction by, any professional or other body, which undermines the confidence of the board of Imax in the Employee's continued employment with the Company.

     For the purposes of Sections 2.2 and 2.5 only, a termination of the Employee's employment pursuant to Section 4.7 (iii)(A) shall be considered to be a termination not for Cause; provided, however, that upon a termination of the Employee's employment pursuant to Section 4.7 (iii)(A), all Bonus Shares (not already vested) shall not vest with immediate effect, but, rather, shall vest in accordance with the Vesting Schedule in Section 2.5, which shall remain uninterrupted.

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4.8  In order to investigate a complaint against the Employee, the Company reserves the right to suspend the Employee on full compensation and benefits and to exclude him from any premises of the Company and Imax for so long as it deems necessary to carry out a proper investigation and to hold any appropriate disciplinary hearings.

4.9 The Employee agrees that he shall resign from the board of the Company and the board of any other Imax company of which he is director:

     4.9.1 if at any time during the Employment Term the Employee is prevented from performing his duties for a consecutive period of not less than 100 days whether through sickness or otherwise or because the Company has exercised its rights under clause 4.2 and in either case only where the Company requires the Employee to resign; and in any event.

     4.9.2 at the end of the Employment Term

     and the Employee authorizes the Company to appoint someone on his behalf and as his attorney to effect such resignation if the Employee fails to resign within 5 working days of being so requested or of the end of the Employment Term.


5.   MITIGATION

     Subject always to the restrictions set out in Schedule 1 and taking such restrictions into account, the Employee shall be required, following any termination of his employment under Section 4.3 seek other employment or other work reasonably comparable to his duties hereunder. Accordingly, any payment to be made by the Company under Section 4.3 (other than in relation to accrued holiday pay or unreimbursed expenses) will be reduced by the amount of the Employee's entitlement to remuneration from such employment or other work in respect of any period during which the Employee is receiving the payments from the Company under Section 4.3 (whether such remuneration is paid or not to the Employee during such period) or forfeited in circumstances when the Employee has failed to make reasonable efforts to find such employment or other work. The Employee shall be required as a condition of any payment under Section 4.3 (other than in relation to accrued holiday pay or unreimbursed expenses) promptly to disclose to the Company details of any such remuneration, or if appropriate, details of his efforts to seek such employment or other work.

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6.   RESTRICTIONS

     The Employee agrees and undertakes that he shall be bound by the provisions contained in Schedule 1.


7.   MISCELLANEOUS

7.1 Notices. All notices or communications hereunder shall be in writing, addressed as follows:


To the Company:            Digital Projection Limited
                           Greenside Way, Middleton,
                           Manchester, M24 1XX

                           Telecopier No:   44 (0) 161 684 9786

To Imax:                   Imax Corporation
                           2525 Speakman Drive
                           Mississauga,  Ontario
                           L5K 1B1

                           Telecopier No:   (905) 403-6468
                           Attention: Legal Department

To the Employee:

                           [O]

                           -----------------------------
                           -----------------------------
                           -----------------------------



All such notices shall be conclusively deemed to be received and shall be effective, (i) if sent by hand delivery, upon receipt or (ii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

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7.2  Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. The parties agree that Sections 2, 4, 5, 6, 7 and Schedule 1 shall survive the termination of this Agreement.

7.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Employee and the assigns and successors of the Company and Imax, if any are permitted by law and provided that the Company and Imax and its assignee shall each remain liable to the Employee in the event of any assignment, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Employee. The Employee expressly agrees that each of Imax and the Company may assign any of its rights, interest or obligations hereunder to any affiliate of either of them without the consent of the Employee; provide, however, that no such assignment shall relieve the assignor of any of its obligations hereunder.

7.4 Entire Agreement: Amendment. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Employee in relation to his employment. This Agreement may only be amended at any time by mutual written agreement of the parties hereto.

7.5 Withholding. The payment of any amount pursuant to this Agreement shall be subject to any applicable withholding and payroll taxes, and such other deductions as may be required under applicable law or the Company's Employee benefit plans, if any

7.6 Governing Law. This Agreement (save in respect of the provisions of Schedule 1) shall be governed by and construed in accordance with the laws of England and Wales. Schedule 1 shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein without regard to the principles of conflicts of laws.



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                                   Schedule 1

1.   NON-SOLICITATION, CONFIDENTIALITY, NON-COMPETITION

For the purposes of this Schedule 1, "Company" shall mean Imax and any and all of its subsidiaries and affiliates including, for the avoidance of doubt, Digital Projection International Limited

1.1 NON-SOLICITATION: For so long as the Employee is employed by the Company or receiving payment hereunder and continuing for [O] years thereafter, notwithstanding whether the Employee's employment is terminated with or without Cause or whether the Employee resigns, the Employee shall not, without the prior written consent of the Company, directly or indirectly, for the Employee's own benefit or the benefit of any other person, whether as a sole proprietor, member of a partnership, stockholder or investor (other than a stockholder or investor owning not more than a 5% interest), officer or director of a corporation, or as a trustee, employee, associate, consultant, principal or agent of any person, partnership, corporation or other business organization or entity other than the
Company: (x) solicit or endeavour to entice away from the Company, any person or entity (unless such person or entity has been terminated from the Company not for Cause) who is, or, during the then most recent 12-month period, was employed by, or had served as an agent or consultant of, the Company; or (y) solicit, endeavour to entice away or gain the custom of, canvass or interfere in the Company's relationship with any person or entity (unless such person or entity has been terminated from the Company not for Cause) who is, or was within the then most recent 12-month period, a supplier, customer or client (or reasonably anticipated to become a supplier, customer or client) of the Company and with whom the Employee had dealings during his employment with the Company, provided this shall not apply to consultants or suppliers where such relationship would not interfere with the Company's relationship with such consultant or supplier.


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1.2  NON-COMPETITION:

     (a) For so long as the Employee is employed by the Company or receiving payment hereunder and continuing for [O] years thereafter, notwithstanding whether the Employee's employment is terminated with or without Cause or whether the Employee resigns, the Employee shall not, without the prior written consent of the Company, directly or indirectly anywhere within Canada, the United States, Europe or Asia, as a sole proprietor, member of a partnership, stockholder or investor (other than a stockholder or investor owning not more than a 5% interest), officer or director of a corporation, or as a trustee, employee, associate, consultant, principal or agent of any person, partnership, corporation or other business organization or entity other than the Company, render any service to or in any way be affiliated with a direct competitor of the Company (or any person or entity that is, at the time the Employee would otherwise commence rendering services to or become, affiliated with such person or entity, reasonably anticipated to become a direct competitor) (a "Competitor"), which competitor or affiliate is engaged or reasonably anticipated to become engaged in designing or supplying image capture, post capture image processing and projection display systems for large format theatres (the term "large format" as used herein shall mean a theatre where the size of the screen is larger in proportion to the audience than a conventional 35 millimetre cinema experience) or designing or distributing projection systems (subject to subparagraph
          (b) below).

     (b) The term "projection systems", where it appears in Paragraph 2(a) above, shall mean all manner of projection which are, comprise or are connected with or related to (i) large format film projection systems exhibiting a film format larger than 70 millimetre, 5 perforation standard academy aperture; or (ii) "High Brightness Digital Projection Systems," which are defined as systems for the projection of images or data producing equal to or greater than 5,000 ANSI lumens when projected onto a screen.

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1.3 CONFIDENTIALITY: The Employee covenants and agrees with the Company that he will not at any time during employment hereunder or thereafter, except in performance of his obligations to the Company hereunder or with the prior written consent of the senior operation officer of the Company, directly or indirectly, disclose or use any secret or confidential information that he may learn or has learned by reason of his association with the Company. The term "confidential information' includes information not previously disclosed to the public or to the trade by the Company's management, or otherwise in the public domain, with respect to the Company's products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information, business plans, prospects or opportunities, but shall exclude any information which (i) is or becomes available to the public or is generally known in the industry or industries in which the Company operates other than as a result of disclosure by the Employee in violation of his agreements under this Paragraph 3 or (ii) the Employee is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law.

1.4 INJUNCTIVE RELIEF: Without intending to limit the remedies available to the Company, the Employee acknowledges that a material breach of any of the covenants contained in Paragraph 1.2 of this Schedule 1 will result in material and irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order and/or a preliminary, interim or permanent injunction restraining the Employee from engaging in activities prohibited by Paragraph 1.2 of this Schedule 1 or such other relief as may be required specifically to enforce any of the covenants in Paragraph 1.2 of this
Schedule 1. If for any reason it is held that the restrictions under Paragraph
1.2 of this Schedule 1 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in Paragraph 1.2 of this Schedule 1 as will render such restrictions valid and enforceable.

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                                      -15-


2.   INTELLECTUAL PROPERTY

     (i) In exchange for the consideration of one pound, the Employee hereby agrees that any invention, improvement, design, process, information, copyright work, trademark, trade name, get-up, trade secret or know how ("Intellectual Property") made, created or discovered by the Employee during the Term of Employment (whether capable of being patented or registered or not and whether or not made of discovered in the course of his employment) in conjunction with or in any way affecting, relating to or connected with the business of Imax, the Company or DP, or any of their affiliates or subsidiaries, or capable of being used or adapted for use therein or in connection therewith shall forthwith be disclosed to the Company and shall belong to and be the absolute property of the Company or such affiliate or subsidiary of the Company as it may designate, subject to all applicable laws and regulations. Whenever requested to do so by the Company in connection with any Intellectual Property, the Employee shall (at the Company's expense):

     A. apply or join with the Company or such designated affiliate or subsidiary in applying for patent or other registration, whether in the United States, Canada, the United Kingdom or any other part of the world the Company shall designate; and

     B. execute and do all things necessary for vesting such patent or other registration and all right, title and interest to the same absolutely and as sole beneficial owner in the Company or such affiliate or subsidiary of the Company as it may designate.

IN WITNESS WHEREOF, the Company, Imax and the Employee have duly executed and delivered this Agreement as of the 3rd day of September, 1999.



                                        DIGITAL PROJECTION  LIMITED:

                                        By:                                 seal
                                               ---------------------------------
                                               Name:
                                               Title:


                                        By:
                                               ---------------------------------
                                               Name:
                                               Title:


                                        IMAX CORPORATION:

                                        By:                                 seal
                                               ---------------------------------
                                               Name:
                                               Title:


                                        By:
                                               ---------------------------------
                                               Name:
                                               Title:






SIGNED, SEALED AND DELIVERED            EMPLOYEE:
in the presence of:


---------------------------------       ----------------------------------------
Witness                                 [O]